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                                                                  EXHIBIT 4.5(a)


                  PAYMENT, GUARANTEE AND CONVERSION AGREEMENT



                      THIS PAYMENT, GUARANTEE AND CONVERSION AGREEMENT (the
``Agreement''), dated as of (             ), 1994 is executed and delivered by
Service Corporation International, a Texas corporation (``SCI''), for the benefit of each of the Holders (as defined below) from time to time of the Preferred Shares (as defined below) of SCI Finance LLC, a limited liability company organized under the laws of the State of Texas (the ``Company'').

                      WHEREAS, the Company may issue from time to time, in one or more series, up to 7,000,000 of its preferred interests (the ``Preferred Shares'');

                      WHEREAS, the Company intends to issue up to (     )
Preferred Shares designated as $(     ) Term Convertible Shares, Series A (the
``Series A Shares''), and SCI desires to enter into this Agreement for the benefit of each of the Holders, as provided herein;

                      WHEREAS, the Company pursuant to the Loan Agreement (as defined below) will loan to SCI International Limited, a Delaware corporation and a wholly-owned subsidiary of SCI (``SCI Limited''), substantially all of the proceeds from the issuance and sale of the Series A Shares and from the issuance and sale of its common interests (the ``Common Shares''); and

                      WHEREAS, SCI desires to agree to the extent set forth herein to pay to each of the Holders the Guarantee Payments (as defined below); and

                      WHEREAS, SCI desires to agree to provide for the conversion of the Preferred Shares into SCI Common Stock (as herein defined) pursuant to the terms hereof and to make the delivery of such SCI Common Stock and any other property then deliverable in respect of the Preferred Shares upon conversion thereof in accordance with the terms hereof.

                      NOW, THEREFORE, in consideration of the purchase by each Holder of the Series A Shares, which purchase SCI hereby agrees shall benefit SCI, SCI executes and delivers this Agreement for the benefit of each of the Holders.





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                                   ARTICLE I

                                  DEFINITIONS

                      As used in this Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.

                      ``Guarantee Payments'' shall mean the following payments, without duplication, to the extent not paid by the Company: (i) any accumulated and unpaid dividends which have been theretofore declared on the Preferred Shares of any series out of moneys legally available therefor, (ii) the redemption price (including all accumulated and unpaid dividends) to the date of payment payable with respect to any Preferred Shares of any series called for redemption by the Company out of funds legally available therefor, and (iii) upon a liquidation of the Company, the lesser of (a) the aggregate liquidation preference per Preferred Share and all accumulated and unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of the Company after satisfaction of other parties having claims which, as a matter of law, are prior to those of the Holders.

                      ``Holder'' shall mean any holder from time to time of any Preferred Shares of any series; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Shares have given any request, notice, consent or waiver hereunder, ``Holder'' shall not include SCI or any entity owned 50% or more by SCI, either directly or indirectly.

                      ``Liability Assumption Agreement'' shall mean the Liability Assumption Agreement entered into between the Company and SCI (including in its capacity as Manager of the Company) pursuant to which SCI has agreed to guarantee the payment of any indebtedness or liabilities incurred by the Company (other than obligations to Holders of Preferred Shares in such Holders' capacities as Holders of such Preferred Shares).

                      ``Loan Agreement'' shall mean the agreement, dated the date hereof, by and among the Company, SCI Limited and SCI, pursuant to which the Company will loan to SCI Limited substantially all of the proceeds received by the Company from the issuance and sale of the Series A Shares and the Common Shares.

                      ``Loans'' shall mean the loans from the Company to SCI Limited pursuant to the Loan Agreement.

                      ``Payment Agent'' shall mean Society National Bank, as registrar, transfer agent and paying and conversion agent, or its duly appointed successor.





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                                   ARTICLE II

                       PAYMENT AND CONVERSION OBLIGATIONS

                      SECTION 2.01.    Guarantee Payments; Conversion.  (a)
SCI irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Company), regardless of any defense, right of set-off or counterclaim which the Company may have or assert. SCI's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amount by SCI to the Holders or by causing the Company to pay such amounts to the Holders.

                         (b)     (i)   SCI also irrevocably and unconditionally
               agrees to deliver to each Holder, upon conversion in accordance with the Articles of Organization or Regulations of the Company (as such may have been at any time heretofore, and may at any time hereafter be, amended including, without limitation, any amendment setting forth the terms of a series of Preferred Shares including the Series A Shares, being referred to herein as the ``Articles'') of any Preferred Shares held by such Holder, all shares of common stock, $1.00 par value, of SCI (the ``SCI Common Stock'') or other property into which such Preferred Shares are convertible pursuant to the Articles, as and when so required upon compliance by the Holder with the procedures set forth in such Articles, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. SCI covenants and agrees that it shall duly and punctually perform each and every term and provision of the Articles in respect of the right of the Holders to convert the Preferred Shares into SCI Common Stock or such other property as set forth therein, and all such terms and provisions in respect of such conversion are incorporated herein by reference mutatis mutandis as if set forth herein, and SCI ratifies, confirms and adopts, without reservation, each covenant and obligation therein so contained in respect of any such conversion. SCI's obligation to make any such delivery may be satisfied by direct delivery of such SCI Common Stock or other property to such Holder or by causing the Company to make such delivery to such Holder.

                                 (ii)  SCI covenants that all shares of SCI
               Common Stock which may be delivered upon conversion of Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                                (iii) SCI covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of authorized but unissued shares and treasury shares of SCI Common Stock, a sufficient number of shares of SCI Common Stock for the purpose of effecting conversions of Preferred Shares not theretofore converted. For purposes of this reservation of SCI Common Stock, the





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               number of shares of SCI Common Stock which shall be deliverable upon the conversion of all outstanding Preferred Shares shall be computed as if at the time of computation all outstanding Preferred Shares were held by a single holder. SCI covenants that from time to time, in accordance with the laws of the State of Texas, it will take such steps as are necessary to submit to shareholders of SCI a resolution to increase the authorized number of shares of SCI Common Stock if at any time the number of authorized and unissued shares and treasury shares of SCI Common Stock shall not be sufficient to permit the conversion of all then-outstanding Preferred Shares. Prior to the issuance of any Preferred Shares of a series, SCI will authorize in all respects the issuance of shares of SCI Common Stock upon conversion of Preferred Shares of such series.

                               (iv)    If any shares of SCI Common Stock
               required to be reserved for purposes of conversion of the Preferred Shares hereunder require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, SCI agrees to use all reasonable efforts to expeditiously cause such shares to be duly registered or approved, as the case may be; provided, that, SCI shall not be required to subject itself to general service of process in any jurisdiction where it is not then so subject. If the SCI Common Stock is listed on the New York Stock Exchange, quoted on the Nasdaq National Market or listed on any other national securities exchange, SCI agrees to use all reasonable efforts to list and keep listed on such exchange or system, upon official notice of issuance, all shares of SCI Common Stock issuable upon conversion of the Preferred Shares.

                      SECTION 2.02. Waiver of Notice. SCI hereby waives notice of acceptance of this Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                      SECTION 2.03. Obligations Unconditional. The obligations, covenants, agreements and duties of SCI under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Preferred Shares to be performed or observed by the Company;

                               (b) the extension of time for the payment or delivery by the Company of all or any portion of the dividends (other than in connection with a valid extension of the interest payment periods by SCI Limited under the Loan Agreement), redemption price, liquidation distributions, SCI Common Stock or other property upon





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               conversion or any other sums or other property payable or
               deliverable under the terms of the Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Shares;

                               (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Shares, or any action on the part of the Company granting indulgence or extension of any kind;

                               (d)     the voluntary or involuntary
               liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

                               (e)     any invalidity of, or defect or
               deficiency in, any of the Preferred Shares; or

                               (f)     the settlement or compromise of any
               obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, SCI with respect to the happening of any of the foregoing.

                      SECTION 2.04. Enforcement. This is a guarantee of payment and performance and not of collection. A Holder may enforce this Agreement directly against SCI, and SCI will waive any right or remedy to require that any action be brought against the Company or any person or entity before proceeding against SCI. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' rights at the Holders' option to proceed against the Company, whether by separate action or by joinder. SCI agrees that, with respect to the Guarantee Payments, this Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Company), and by complete performance of all other obligations of SCI contained in this Agreement and that all obligations of SCI under Section 2.01(b) hereof shall not be satisfied otherwise than upon delivery of the SCI Common Stock and other property then deliverable upon conversion of the Preferred Shares in accordance with the Articles.

                      SECTION 2.05. Subrogation. SCI shall be subrogated to all rights (if any) of the Holders against the Company in respect of any amounts or property paid or delivered to the Holders by SCI under this Agreement and shall have the right to waive payment or delivery of any amount or property in respect of which payment or delivery has been made to the Holders by SCI pursuant to Section 2.01; provided, however, that SCI shall not (except





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to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment or delivery under this Agreement, if at the time of any such payment or delivery, any amounts or deliveries are due and unpaid or unmade under this Agreement. If any amount or property shall be paid or delivered to SCI in violation of the preceding sentence, SCI agrees to pay over or deliver such amount or property to the Holders.

                      SECTION 2.06. Independent Obligations. SCI acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Preferred Shares and that SCI shall be liable as principal and sole debtor hereunder to make Guarantee Payments and make deliveries pursuant to Section 2.01(b) pursuant to the terms of this Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03.


                                  ARTICLE III

                             COVENANTS AND RANKING

                      SECTION 3.01. Limitations on Payments on, or in respect of, SCI Capital Stock. So long as any Preferred Shares of any series remain outstanding, SCI shall not declare or pay any dividend on, and SCI shall not, and shall not permit any of its majority-owned subsidiaries to, redeem, purchase, acquire or make a liquidation payment with respect to, any of SCI's capital stock (other than (1) any redemption of rights to purchase Series C Junior Participating Preferred Stock of SCI (or such other securities in lieu thereof as specified in the Rights Agreement) pursuant to the Rights Agreement dated as of July 18, 1988 between SCI and Texas Commerce Bank National Association as rights agent, as amended or supplemented from time to time and
(2) any reacquisition by SCI of any of its stock issued in connection with any acquisition by SCI or any of its subsidiaries of a business (including any assets, leases or liabilities (contingent or otherwise) related thereto (as a result of a purchase price adjustment or settlement of breach of warranties in connection with such acquisition) or make any guarantee payments with respect to the foregoing (other than payments under this Agreement) and will otherwise comply with Section 3(c) of the Amendment to the Company's Regulations establishing the Series A Shares as if such provisions were applicable to them, if at such time (i) SCI shall be in default with respect to its payment or other obligations hereunder or under the Liability Assumption Agreement, (ii) there shall have occurred any event that constitutes an Event of Default (as defined in the Loan Agreement) under the Loan Agreement or (iii) there shall exist any nonpayment of interest under the Loans (including, without limitation, during any valid extension of the interest payment periods in accordance with the terms of the Loan Agreement). SCI shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.01.





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                      SECTION 3.02.  Additional Covenants.  SCI covenants, so
long as any Preferred Shares of any series remain outstanding: (i) to maintain direct 100% ownership of the Common Shares and any other interests in the Company (other than the Preferred Shares); (ii) to cause more than 20% of the total value (initially measured by shareholders' equity determined in accordance with generally accepted accounting principles) of the Company and, subject to the preferential rights of the Holders of Preferred Shares as to dividends and liquidation distributions, more than 20% of all interests in the capital, income, gain, loss, deduction and credit of the Company to be represented by Common Shares; (iii) not to voluntarily dissolve, wind-up or liquidate the Company; (iv) to remain the Manager of the Company and to timely perform all of its duties as Manager of the Company (including the duty to declare and pay dividends on the Preferred Shares to the extent set forth in the Articles); and (v) to use reasonable efforts to cause the Company to remain a limited liability company under the laws of the State of Texas (provided however that the Company may reorganize under the laws of another jurisdiction provided that the Company has received an opinion of counsel from nationally recognized legal counsel that such reorganization will not have an adverse effect, including, without limitation, an adverse tax effect, on the Holders of the Series A Shares) and use reasonable efforts to cause the Company to continue to be treated as a partnership for United States federal income tax purposes.

                      SECTION 3.03. Ranking. The obligations of SCI under this Agreement in respect of the Guarantee Payments will constitute an unsecured obligation of SCI and will rank (i) junior in right of payment to all other liabilities of SCI and will be subordinated in right of payment to all such liabilities in the same manner and to the same extent as SCI's guarantee of obligations under the Loan Agreement is subordinated to Senior Indebtedness (as defined in the Loan Agreement), (ii) senior to the preferred stock of any series now or hereafter issued by SCI and (iii) pari passu with any guarantee now or hereafter entered into by SCI in respect of any preferred or preference stock of any affiliate of SCI.


                                   ARTICLE IV

                                  TERMINATION

                      This Agreement shall terminate and be of no further force and effect as to a series of Preferred Shares upon full payment of the redemption price (including all accumulated and unpaid dividends) or the retirement or cancellation of all of such series of Preferred Shares, or delivery of all shares of SCI Common Stock or other property required to be delivered upon conversion, with respect to all outstanding Preferred Shares of that series or shall terminate completely upon full payment and delivery of the amounts payable or deliverable to the Holders upon liquidation of the Company including the delivery of all shares of SCI Common Stock or other property required to be delivered upon conversion of





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the Preferred Shares of all such series; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, with respect to any such series if at any time any Holder of Preferred Shares of such series must restore payment of any sums or property paid or delivered under the Preferred Shares of such series or under this Agreement for any reason whatsoever.


                                   ARTICLE V

                                 MISCELLANEOUS

                      SECTION 5.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of SCI and shall inure to the benefit of the Holders. SCI shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference (plus all accrued and unpaid dividends per share) of each series of Preferred Shares then outstanding. No approval of the Holders shall be required in connection with a merger of SCI with or into any entity if: (i) at such time no Event of Default under the Loan Agreement has occurred and is continuing, or would occur as a result of such merger, and (ii) either (I) SCI is the survivor of such merger or (II) the survivor is a corporation organized under the laws of the United States or any state thereof and expressly assumes all of the obligations of SCI under this Agreement and the Loan Agreement, and SCI receives an opinion of counsel from nationally recognized counsel that the merger will not result in the recognition of taxable gain or loss by the Holders of the Preferred Shares.

                      SECTION 5.02. Amendment. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no vote will be required), this Agreement may only be amended by an instrument in writing signed by SCI with the prior approval of the Holders of not less than 66-2/3% in liquidation preference (plus all accrued and unpaid dividends per share) of each series of Preferred Shares then outstanding and affected thereby.





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                      SECTION 5.03.  Notices.  Any notice, request or other
communication required or permitted to be given hereunder to SCI shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to SCI, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

                               Service Corporation International
                               1929 Allen Parkway
                               Houston, Texas  77019
                               Fax No:  (713) 525-5475
                               Attention:  (              )

                      Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by SCI in the same manner as notices sent by the Company to the Holders.

                      SECTION 5.04. Beneficiaries of this Agreement. This Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Shares.

                      SECTION 5.05. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                      THIS PAYMENT, GUARANTEE AND CONVERSION AGREEMENT is executed as of the day and year first above written.


                                              SERVICE CORPORATION INTERNATIONAL


                                              By:______________________________
                                                 Name:
                                                 Title: